UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2004

PACIFICARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (714) 952-1121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2004, PacifiCare Health Systems, Inc. (the “Company”) entered into new employment agreements (collectively, the “Employment Agreements”) with two of its executive officers (each, an “Executive”) as follows: (i) a Senior Executive Employment Agreement, dated as of August 1, 2004, with Gregory W. Scott, the Company’s Executive Vice President and Chief Financial Officer; and (ii) a Senior Executive Employment Agreement, dated as of October 3, 2004, with Peter A. Reynolds, the Company’s Senior Vice President and Corporate Controller. Pursuant to the requirements of the Securities Exchange Act of 1934, this Current Report is being filed within four days of the signing of the Employment Agreements.

The following is a brief summary of the material terms and conditions of the Employment Agreements. Please refer to Exhibits 99.1 and 99.2 to this Current Report for the complete provisions of the Employment Agreements.

The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons. Except as otherwise noted, the terms of the Employment Agreements are substantively identical. Mr. Scott’s Employment Agreement has a two year term and Mr. Reynolds’ Employment Agreement has a one year term. The term of the Employment Agreements:

•	may be extended if the Company provides written notice to the Executive within 45 days prior to the expiration of the term,

•	is automatically extended, upon the occurrence of a Change of Control (as defined in the Employment Agreements), to end two years after the effective date of such Change of Control, and

•	upon expiration, if the Company offers the Executive a new employment agreement and the Executive does not accept it, the Executive’s continued employment will be without the benefit of a written agreement and any severance benefits will be provided in accordance with the Company’s policies and practices.

Upon death, disability, misconduct or written termination by either the Company or the Executive, the Employment Agreement for the affected Executive will be terminated. In the event the Executive is terminated for death, disability, termination without cause or termination following a change of ownership or control of the Company, the Employment Agreements provide for severance benefits.

Termination Without Cause

If the Company terminates the Executive without cause (that is, other than for incapacity, disability, habitual neglect or gross misconduct), the Employment Agreements provide for severance payments in equal installments over the severance period. The severance periods are 36 months for Mr. Scott and 18 months for Mr. Reynolds. Severance benefits include the following:

•	multiple of base salary,

2.

•	multiple of historical average incentive plan bonus,

•	continuation of medical, dental and vision coverage,

•	automobile allowance,

•	outplacement and related services, and

•	any other bonus amounts or benefits to which the Executive may be entitled under any of the Company’s benefit plans.

Additionally, upon termination, the Executive retains the right to exercise any vested and unexercised stock options in accordance with their terms within one year following the effective date of termination.

Non Competition Arrangements

If, while receiving severance payments following termination, the Executive is employed by a competitor, the Executive’s severance payments will be reduced by an amount equal to the payment received from the competitor.

Termination Within 24 Months of a Change of Control

If the Executive is terminated within 24 months of a Change of Control, the Employment Agreements provide for lump-sum payment of base salary and specified benefits. The lump-sum payments would include 36 months of salary and specified benefits for Mr. Scott and 24 months of salary and specified benefits for Mr. Reynolds. The lump-sum payments would include the same items described under Termination Without Cause above, plus the following:

•	prorated annual incentive plan bonus for the year in which the change of control occurs, and

•	amounts to cover any excise tax penalties and taxes payable on the additional compensation to cover such excise tax penalties.

Additionally, the Employment Agreements provide that if the Executives continue to be employed 12 months following the effective date of a Change of Control, they will be given a 30-day window period during which they may elect to voluntarily terminate their employment with the Company. If they elect to voluntarily terminate their employment during this 30-day window period, they would receive:

•	one-half of the lump sum payment they would have received upon the Company’s termination of them after a Change of Control,

3.

•	the right to exercise all vested and unexercised stock options in accordance with their terms within one year of the effective date of termination, and

•	outplacement and related services.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Senior Executive Employment Agreement, dated as of August 1, 2004, between the Company and Gregory W. Scott.

99.2	Senior Executive Employment Agreement, dated as of October 3, 2004, between the Company and Peter A. Reynolds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: October 14, 2004	By:	/s/ PETER A. REYNOLDS
Peter A. Reynolds
Senior Vice President and Corporate Controller
(Principal Accounting Officer)

4.

INDEX TO EXHIBITS

99.1	Senior Executive Employment Agreement, dated as of August 1, 2004, between the Company and Gregory W. Scott.

99.2	Senior Executive Employment Agreement, dated as of October 3, 2004, between the Company and Peter A. Reynolds.

5.